EXHIBIT 10.3

Amendment of Employment Offer Letter

This Amendment (the “Amendment”) is entered into as of December 31, 2007, by and between John M. Radak, an individual (“Executive”), and Quidel Corporation, a Delaware corporation (“Quidel”) in connection with that certain Employment Offer Letter (the “Offer Letter”), entered into as of December 18, 2006 by and between Executive and Quidel.  Terms which are not otherwise defined in this Amendment shall have the same meanings accorded to them in the Offer Letter.

Executive and Quidel hereby agree as follows:

1.             Update of Severance Provision.  The parties agree that the following sentence shall be included at the end of the paragraph regarding “Severance” in the Offer Letter:

“Such severance payment shall be paid in a lump sum within ten (10) days after the employment termination date.”

2.             Miscellaneous.  This Amendment may be executed in counterparts, including counterparts transmitted by facsimile, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  No other changes or modifications are made to the Offer Letter by this Amendment, and all other terms and conditions in the Offer Letter remain in full force and effect as set forth therein.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date first written above.

John M. Radak

By:	/s/ John M. Radak
Name:	John M. Radak

Quidel Corporation,
a Delaware corporation

By:	/s/ Caren Mason
Name:	Caren Mason
Title:	President and Chief Executive Officer